Exhibit 99.1
March 31, 2005
SERVOTRONICS, INC. (AMEX- SVT) ANNOUNCES INCREASES IN
YEAR END INCOME AND REVENUES
Elma, NY -- Servotronics, Inc. (Amex - SVT) reported an approximate 190% year-to-year increase in net income to $734,000 (or $0.36 per share basic, $0.35 per share diluted) on an approximate 26% increase in revenues to $22,113,000 for the fiscal year ended December 31, 2004. The net income and revenues for the fiscal year ended December 31, 2003 were $254,000 (or $0.13 per share - basic and diluted) and $17,574,000 respectively. The approximate 26% increase in revenues is the result of increased shipments by both the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The substantial increase in net income is attributed to the growth in revenues, productivity improvements, cost containment activities and the successful production realization of earlier engineering/marketing investments.
The Company continues to grow its revenues by selectively investing resources in significant engineering and marketing activities which are supported by the Company’s continuing strong backlog, cash flow and balance sheet. Increasing successes in expanding the Company’s presence in foreign markets and in the medical field are creating economic opportunities and generating sales for new programs and applications. The ATG has developed and is now supplying initial quantities of control products for use in ophthalmic surgical equipment. Similarly, other new ATG programs and product application activities are aggressively moving forward in such areas as the Joint Strike Fighter, new generation of jet engines, program upgrades and new precision control markets. Certain of the Company’s products have resulted in multi-year agreements while others are currently in negotiation for the purpose of arriving at similar multi-year commitments.
During 2004, the Company incurred significant costs for professional services and related expenses associated with the requirements and regulations of the Sarbanes-Oxley Act which is now scheduled to be effective for the Company in 2006. Continuing investment of resources and front-end costs associated with prototype, pre-production and start-up activities by both the ATG and CPG are integral to the Company’s operations and success. These costs are expensed as they are incurred and as such are not matched to their future revenues and benefits. The timing of these expenses directly contributes to period to period fluctuations in operating results.
New programs and product opportunities have been enhanced by the ATG’s expansion of its High Temperature and other Qualification testing capabilities. The CPG will be completing a significant government contract for a combination combat knife and bayonet system in 2005. The commercial version of this knife is resulting in favorable market response and sales. New applications and custom designed special purpose and other knives are generating interest and resulting in initial contracts. Also, the CPG continues to expand its presence in the government, sporting, recreational and collectible markets.
The Company is composed of two groups - the Advanced Technology Group and the Consumer Products Group. The Advanced Technology Group primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, satellite launch vehicles, etc.). This group is currently providing products for a significant number of aerospace programs such as the F/A-18 E/F Super Hornet and other jet fighters; the Bell/Boeing MV-22 Osprey Tiltrotor Joint Service Aircraft, the Blackhawk, Apache, A-10 and other helicopters, the Standard Missile, numerous business and regional jet aircraft, Raytheon's Hawker Horizon Aircraft, Embraer TwinTurbo Fan aircraft, the Airbus 300 series and Boeing 700 series commercial aircraft, DeHavilland DHC8-40 and various other programs.
Servotronics’ Consumer Products Group designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.
FORWARD-LOOKING STATEMENTS
Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.
SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.